CONSENT OF INDEPENDENT AUDITORS

     We hereby consent to the use of our report dated October 23, 1998, on the financial statements of the Aggressive Growth Fund, the Cornerstone Growth Fund, the Cornerstone Value Fund and the Dogs of the Market Fund, series of O'Shaughnessy Fund Inc. referred to therein, which is incorporated by reference in the Statement of Additional Information, in Post-Effective Amendment No.4 to the Registration Statement on Form N-1A as filed with the Securities and Exchange Commission.

     We also consent to the reference to our firm in each Fund's Prospectus under the caption "Financial Highlights" and in the Statement of Additional Information under the caption "Financial Statements of the Funds".

                                   McGLADREY & PULLEN, LLP

New York, New York
November 25, 1998